Exhibit 10.5

AGREEMENT OF SEPARATION AND GENERAL RELEASE

This Agreement of Separation and General Release (“Agreement”) is made effective July 12, 2012 (the “Effective Date”) by and between Jonathan C. Gold (“Gold”) and Quality Distribution, Inc. (“Quality Distribution”), a Florida corporation.

WHEREAS, Gold is employed by Quality Distribution pursuant to the Employment Agreement dated April 1, 2007, subsequently amended on January 29, 2010 (“Employment Agreement”); and

WHEREAS, Gold and Quality Distribution have mutually agreed to end Gold’s employment with Quality Distribution effective August 3, 2012; and

WHEREAS, Gold and Quality Distribution have mutually agreed that it is desirable to end Gold’s employment with Quality Distribution on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Gold and Quality Distribution, intending to be legally bound hereby and in consideration of the mutual promises contained herein, do hereby agree as follows:

1. Termination. Gold and Quality Distribution mutually agree that Gold’s employment with Quality Distribution shall terminate effective as of 11:59 p.m. Eastern time on August 3, 2012 (“Separation Date”). Gold shall continue to provide services to, and serve as an officer of, Quality Distribution pursuant to the terms of his Employment Agreement until the Separation Date; provided, however, that Gold’s position during the period July 9, 2012 through August 3, 2012 shall be that of Senior Advisor to the CEO, reporting to, and with duties assigned by, the Chief Executive Officer.

2. Severance Payments. Gold shall receive the severance and benefits provided in Section 4.2.3 of his Employment Agreement and the additional stock option rights granted to him in Paragraph 3 below. For the sake of clarity, the bonus amounts to which Gold shall be entitled are: $38,950.82 for the period January 1, 2012 through August 3, 2012 (payable in or around March 2013); $27,049.18 for the period August 4, 2012 through December 31, 2012 (also payable in or around March 2013); and $38,950.82 for the period January 1, 2013 through August 3, 2013 (payable in or around March 2014). Gold acknowledges that as of the Separation Date, except as expressly provided in this Agreement and the Employment Agreement, Gold is not entitled to any other compensation, payments, distributions, bonuses, PTO, severance, stock options or benefits from Quality Distribution.

3. Stock Options.

(a) Notwithstanding anything to the contrary, including without limitation anything to the contrary contained in the Employment Agreement or any of Gold’s stock option or restricted stock agreements with Quality Distribution, all grants of restricted stock and options to purchase common stock of Quality Distribution previously granted to Gold that have not vested as of the Separation Date shall immediately terminate, become null and void and be of no further force or effect, except for the following grants (the “Surviving Grants”):

Plan Name	Grant Date	Type of Grant	Exercise Price	Vesting Date	Vest Quantity
2003 Stock Option Plan	04-Nov-2009	Option	$3.82	04-Nov-2012	6,250
2003 Restricted Stock Incentive Plan	04-Nov-2009	Restricted Stock	N/A	04-Nov-2012	2,500

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(b) All of Gold’s stock options granted by Quality Distribution that vested on or prior to the Separation Date and all of the options included in the Surviving Grants are hereinafter collectively referred to as the “Surviving Options.” Gold shall remain subject to Quality Distribution’s Statement of Policy Concerning Securities Trading and Related Matters (the “Insider Trading Policy”) until the close of business on September 30, 2012, including the requirement that he obtain prior clearance for all trades (including the maximum number of shares that may be traded) from Quality Distribution’s Chief Financial Officer or Chief Executive Officer; provided, however, that notwithstanding anything to the contrary: (i) commencing at the start of the second business day following the release of Quality Distribution’s earnings release regarding its second quarter financial results (which is expected to be released on or about August 1, 2012), Gold shall no longer be restricted to trading only in Window Periods (as defined in the Insider Trading Policy); and (ii) Gold may exercise any of the Surviving Options at any time after they vest until the Expiration Date (as defined below). The Surviving Grants are subject to applicable withholding obligations of Quality Distribution, if any.

(c) Notwithstanding anything in this Agreement to the contrary (including without limitation that Gold may provide certain consulting services to the Company after the Separation Date pursuant to Section 5, below), all Surviving Options that have not been exercised prior to 5:00 p.m., Tampa, FL time, on December 31, 2012 (the “Expiration Date”) shall, at such time, automatically terminate, become null and void, and be of no further force or effect; provided, however, that the Expiration Date shall be extended to June 30, 2013 if: (i) Gold comes into possession of material non-public information concerning Quality Distribution in the course of providing consulting services pursuant to Section 5 below, before December 31, 2012, as determined in the reasonable discretion of Quality Distribution’s Chief Financial Officer or Chief Executive Officer; or (ii) Gold dies or becomes disabled on or after the Effective Date but before December 31, 2012.

4. General Releases.

(a) Gold, individually, and on behalf of, as applicable, Gold’s current, former, and successor agents, representatives, guardians, heirs, assigns, successors, executors, administrators and insurers does hereby irrevocably release, acquit, and discharge Quality Distribution and the Other Released Parties (as defined in 4(b) below), from any and all Claims and Controversies (as defined in 4(c) below); provided, however, that nothing in this Agreement will be considered a release of: Gold’s claims, if any, for Gold’s right to enforce his

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Employment Agreement or this Agreement; Gold’s vested benefits and benefit continuation/conversion rights under Quality Distribution’s employee benefit plans; and Gold’s right to indemnification pursuant to Section 6 of the Employment Agreement.

(b) For the purposes of this Agreement, the term “Other Released Parties” means, as applicable, Quality Distribution’s Affiliates, and with respect to Quality Distribution and its Affiliates, each of their respective predecessors and successors, and each of their past, present and future employees, officers, directors, stockholders, trustees, owners, partners, members, representatives, administrators, assigns, attorneys, agents, servants, assigns, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs). For the purposes of this Agreement, “Affiliates” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than Quality Distribution) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Quality Distribution.

(c) For the purposes of this Agreement, the term “Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act of 1963 (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et seq., as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 794 et seq., as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Electronic Communications Privacy Act, 18 U.S.C. 2510 et seq., and 2701 et seq., as amended, the Uniform Services Employment and Re-Employment Rights Act, 38 U.S.C. §§ 4301 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, the Florida Civil Rights Act (“FCRA”), Chapter 760, Florida Statutes, the Genetic Information Non-Discrimination Act (“GINA”), 42 U.S.C. 2000ff, et seq.; Florida’s Minimum wage Act, §§448.109 and 448.110, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of the Employment Agreement, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement,

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fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortious interference with prospective contract, tortious interference with business relationship, tortious interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the Parties, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between Gold on the one hand, and Quality Distribution or Other Released Parties on the other hand, whether related to or in any way growing out of, resulting from or to result from Gold’s employment with and/or termination from Quality Distribution, for or because of any matter or thing done, omitted, or allowed to be done by Quality Distribution or the Other Released Parties, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Agreement, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

(d) Gold understands that Gold is releasing Claims of which Gold may not be aware. This is Gold’s knowing and voluntary intent, even though Gold recognizes that someday Gold might learn that some or all of the facts that Gold currently believes to be true are untrue and even though Gold might then regret having signed this Agreement. Nevertheless, Gold is assuming that risk and Gold agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Gold is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released and Gold understands the significance of doing so.

(e) Neither Gold nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, with respect to any Claim that Gold is releasing in this Agreement.

(f) Quality Distribution, on its own behalf and on behalf of the Other Released Parties, does hereby irrevocably release, acquit, and discharge Gold from any and all Claims and Controversies; provided, however, that nothing in this Agreement will be considered a release of Quality Distribution’s claims, if any, for Quality Distribution’s right to enforce this Agreement or the Employment Agreement (including, without limitation, Quality Distribution’s rights under the restrictive covenants detailed in Section 5.1 and Annexes B and C thereto). Quality Distribution understands that it is releasing Claims of which it may not be aware. This is Quality Distribution’s knowing and voluntary intent, even though it recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though Quality Distribution might then regret having signed this Agreement. Nevertheless, Quality Distribution is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Quality Distribution is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by it, would have materially affected its settlement with the party being released and Quality Distribution understands the significance of doing so. Neither Quality Distribution, the Other Released Parties, nor their respective agents, representatives or attorneys, have filed or caused to be filed any lawsuit with respect to any Claim that Quality Distribution is releasing in this Agreement.

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5. Post Employment Consulting Services; Indemnity. In consideration of the stock options rights granted to Gold pursuant to Paragraph 3 of this Agreement, Gold agrees to provide post termination consulting services to Quality Distribution, reporting to, and acting at the direction of, the Chief Executive Officer, between August 4, 2012 and August 3, 2013; provided, however, that Gold shall only be required to provide such services to the extent that Gold, in his reasonable judgment, determines that he is able to do so without violating any legal or ethical obligations. Gold shall be required to provide, at most, seven (7) business days of such consulting services. The dates of such consulting services shall be selected by Quality Distribution who shall provide Gold with at least seven (7) days prior notice. Quality Distribution shall pay Gold $2,000.00 for each day of consulting services, plus his reasonable travel expenses. Quality Distribution shall indemnify, defend and hold Gold harmless from any Claims and Controversies arising from or related to Gold’s performance of consulting services, except to the extent caused by Gold’s intentional misconduct.

6. Non-Admission. It is specifically understood and agreed that this Agreement shall not in any way be construed as an admission that Quality Distribution has violated any federal, state or local law or common law duty, or that any action taken by Quality Distribution with respect to Gold has been unwarranted, unjustified, discriminatory or otherwise unlawful.

7. Headings. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

8. Amendments. No change, alteration or modification hereof may be made except in writing signed by each of the parties hereto.

9. Governing Law. This Agreement shall be governed by, construed and enforced pursuant to the laws of the State of Florida applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.

10. Dispute Resolution. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration before one (1) arbitrator. In the event that the parties are not able to agree on an arbitrator, then the matter shall be decided by a panel of three (3) arbitrators, with each party selecting one (1) arbitrator and these two arbitrators selecting the third arbitrator. The Arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall take place in Tampa, Florida, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and states courts for Hillsborough County, Florida. The arbitrator(s) shall have the authority to provide any award or relief, including injunctive relief, allowed by law or this Agreement. The arbitrator(s) shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.

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11. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12. Entire Agreement; Construction; Definitions. This Agreement contains the entire understanding between Gold and Quality Distribution relating to the termination of Gold’s employment with Quality Distribution. The Parties agree that all terms of the Employment Agreement shall remain in full force and effect until the Separation Date. After the Separation Date, it is the parties’ intent that their respective post-termination rights and obligations under the Employment Agreement continue in full force and effect, except to the extent expressly modified by this Agreement. Accordingly, this Agreement and the Employment Agreement shall be construed to be consistent with one another to the maximum extent possible. Unless otherwise defined in this Agreement, any term used herein shall have the meaning set forth in the Employment Agreement.

13. Voluntary Agreement. Each party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

14. Counterparts and Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

15. Older Workers’ Benefit Protection Act Provisions. In accordance with the requirements of the Older Workers’ Benefits Protection Act, Gold expressly acknowledges the following:

(a) Consideration. The consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled.

(b) Independent Legal Counsel. Gold has been advised and encouraged to consult with an attorney before signing this Agreement. Gold acknowledges that if he desired to, Gold had an adequate opportunity to do so.

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(c) Consideration Period. Gold has twenty-one (21) calendar days from the date the original Agreement was given to him, July 12, 2012, to consider this Agreement before signing it. The twenty-one (21) day period expires on August 1, 2012. Gold may use as much or as little of this twenty-one (21) day period as Gold wishes before signing. If Gold does not sign and return this Agreement within this twenty-one (21) day period, it will not become effective or enforceable and Gold will not receive the severance, benefits and stock option rights described herein.

(d) Revocation Period and Effective Date. Gold has seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement after signing it, Gold must deliver a written notice of revocation to Quality Distribution’s Vice President – Human Resources before the seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) calendar day after Gold signs it (“Revocation Expiration Date”). If Gold revokes this Agreement: (i) except for this Section 15(d), the provisions of this Agreement will not become effective or enforceable; (ii) Gold’s employment will be deemed to have been terminated by Quality Distribution at 11:59 p.m. Eastern time on August 3, 2012 without Cause; and (iii)the parties will have only the respective post-termination rights and obligations set forth in the Employment Agreement.

16. Assignability; Succession. This Agreement shall inure to the benefit of and shall be binding upon Quality Distribution and its successors and assigns. Gold may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his rights or obligations hereunder without the prior written consent of Quality Distribution, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. Notwithstanding the foregoing, it is expressly understood and agreed that Gold’s estate shall be entitled to all monies, stock, and stock options due to Gold hereunder in the event Gold dies at, or subsequent to, the Effective Date, but prior to the receipt by Gold of such monies, stock, and stock options due him pursuant to the terms hereof.

IN WITNESS WHEREOF, the parties have set their hands and seals to this Agreement as of the date set forth below.

Date:
JONATHAN C. GOLD

Date:	QUALITY DISTRIBUTION, INC.

By:
Its:

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